  EXHIBIT 2.1

ASP Isotopes Inc. (NASDAQ: ASPI)

Executives: P Mann (CEO), RD Ainscow (COO), H Kiessling (CFO)

 Non-executive Directors: D Moore, T Wider, M Gorley, R Ryan

 Address: 601 Pennsylvania Avenue NW, South Building, Suite 900

Washington, DC 20004

 www.ASPlsotopes.com

To:	The Board of Directors, Renergen Limited.

Date: 27 November 2025

RE: AGREEMENT TO EXTEND FULFILMENT DATE FOR THE PROPOSED TRANSACTION BETWEEN RENERGEN LIMITED (RENERGEN) AND ASP ISOTOPES INC. (ASPI)

1.

We refer to the firm intention offer letter dated 20 May 2025 (the Firm Intention Letter) and the combined circular to Renergen Shareholders dated 12 June 2025 (the Circular). Unless otherwise defined, terms used herein shall have the same meaning as in the Circular.

2.

In accordance with paragraph 5 of the Firm Intention Letter and paragraph 5.2.1 of the Circular, the implementation of the Offer is subject to the fulfilment or waiver (to the extent permitted) of the Conditions by the applicable fulfilment date.

3.

In accordance with paragraph 5(e) of the Firm Intention Letter and paragraph 5.2.5 of the Circular, and by mutual agreement between the parties, the Fulfilment Date for the Conditions, originally set as 30 September 2025 and extended by ASPI to 28 November 2025, is hereby further extended to 30 January 2026.

4.	All other terms and conditions of the Offer remain unchanged and in full force and effect.

Yours faithfully, For and on behalf of ASP Isotopes Inc.

/s/ Robert Ainscow
Name: Robert Ainscow Capacity: Interim CEO and COO

Agreed and accepted: For and on behalf of Renergen Limited.

/s/ Nick Mitchell
Name: Nick Mitchell Capacity: COO